Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 29, 2024, relating to the financial statements and financial highlights of Great Elm Capital Corp. appearing in the Annual Report on Form 10-K of Great Elm Capital Corp. for the year ended December 31, 2023, and to the references to us under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in Amendment No. 2 to the Registration Statement on Form N-2 (No. 333-277557) incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, MA

April 9, 2024